Exhibit 99.1
NOCOPI TECHNOLOGIES, INC., WEST CONSHOHOCKEN, PA, POSTS SECOND QUARTER AND SIX MONTHS PROFIT FOR 2007
August 14, 2007
West Conshohocken, PA — NoCopi Technologies, Inc., (OTC Bulletin Board: NNUP) announced today that the company posted a profit due primarily to increased licensing revenues and product sales in its Entertainment and Toy Products business. Revenues for the second quarter of 2007 were $432,600 compared to $186,800 in the second quarter of 2006, a 132% increase. For the first six months of 2007, revenues were $591,100, 116% higher than revenues of $273,700 in the first six months of 2006. Net earnings were $99,300 and $24,900 in the second quarter and first half of 2007, respectively, compared to a net loss of $52,700 and $133,000 in the second quarter and first half of 2006, respectively.
“We have made significant progress this quarter,” said Michael A. Feinstein, M.D., Chairman and Chief Executive Officer of the company. “In particular, we are excited about the progress we have made with our publishing partners, Giddy Up and Color Loco of Ann Arbor, Michigan, two major established and leading children’s books publishers with proven track records of innovation and impressive distribution; and Elmer’s Products, Inc., of Columbus, Ohio, an industry leader in adhesives, arts and crafts and educational products. We are continually working together with our partners in a united effort to develop new and innovative technologies.
NoCopi has benefited from the growth in revenues since we decided in 2003 to develop specialty reactive inks for applications in the large Entertainment and Toy Products market. Nocopi expects more progress as we continue to introduce new and improved technologies targeting this market.”
Dr. Feinstein also said, “We will continue to offer technologies ideal for our other business applications which includes developing solutions against counterfeiting, product diversion, document security, and authentication via patented technologies including invisible inks, color changing inks, reactive thread and document security paper products.”

The current Form 10-QSB can be accessed at the U.S. Securities and Exchange Commission website, www.sec.gov.
FORWARD-LOOKING INFORMATION
The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 under the caption “Risk Factors”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or further changes make it clear that any projected results (expressed or implied) will not be realized.

Source: Rudolph Lutterschmidt, Chief Financial Officer, NoCopi Technologies, Inc., (610) 834-9600.